Exhibit 99.2
Price Gregory Services Incorporated
Consolidated Financial Statements
As of and for the Eleven months ended December 31, 2008

Price Gregory Services Incorporated
Index

Page(s)

Report of Independent Auditors	1

Consolidated Financial Statements

Balance Sheet	2

Statement of Operations	3

Statement of Shareholders’ Equity	4

Statement of Cash Flows	5

Notes to Financial Statements	6—18

Report of Independent Auditors
To the Board of Directors and Shareholders of Price Gregory Services Incorporated
In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Price Gregory Services Incorporated at December 31, 2008, and the results of their operations and their cash flows for the eleven months then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board and in accordance with generally accepted standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Houston, TX

April 24, 2009

Price Gregory Services Incorporated
Consolidated Balance Sheet

(In thousands except share amounts)

December 31,
2008

Assets
Current assets
Cash and cash equivalents	$96,024
Accounts receivable	132,900
Costs and estimated earnings in excess of billings on uncompleted contracts	22,168
Deferred construction costs	10,845
Prepaid expenses and other current assets	15,769
Inventories	1,448

Total current assets	279,154
Property and equipment, net	161,237
Intangible assets, net	40,092
Goodwill	144,745
Other assets	99

Total assets	$625,327

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$445
Current maturities of long-term debt	21,981
Accounts payable	49,095
Accrued liabilities	38,767
Current taxes payable	9,964
Billings in excess of costs and estimated earnings on uncompleted construction contracts	54,153

Total current liabilities	174,405
Long-term debt, less current maturities	115,491
Casualty insurance reserve, less current portion	5,184
Deferred income taxes	59,240

Total liabilities	354,320

Commitments and contingencies (Note 12)
Minority interest	775
Mandatorily redeemable preferred	83,665
Shareholders’ equity
Common stock, $0.001 par value, 1,500,000 authorized, 712,997 issued and outstanding	1
Additional paid-in capital	72,675
Retained earnings	125,490
Accumulated other comprehensive loss	(11,599)

Total shareholders’ equity	186,567

Total liabilities and shareholders’ equity	$625,327

The accompanying notes are an integral part of these consolidated financial statements.

Price Gregory Services Incorporated
Consolidated Statement of Operations

(In thousands)

Eleven months
ended
December 31,
2008

Revenue:
Revenue from construction contracts	$1,227,697
Revenue from service contracts	108,835
Interest and other income	2,048

1,338,580

Expenses:
Cost of contract revenue	1,044,751
General and administrative expense	42,131
Depreciation and amortization	28,038
Interest expense	7,729

1,122,649

Income before taxes and minority interest	215,931
Income tax expense	86,587
Minority interest, net of tax	188

Net income	$129,156

The accompanying notes are an integral part of these consolidated financial statements.

Price Gregory Services Incorporated
Consolidated Statement of Shareholders’ Equity

(In thousands)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Retained	Comprehensive	Shareholders’
	Shares	Amount	Capital	Earnings	Loss	Equity

Initial capital contributions	412	$1	$41,199	$—	$—	$41,200
Shares issued in conjunction with business acquisition	300	—	30,000	—	—	30,000
Shares issued	1	—	100	—	—	100
Employee stock-based compensation	—	—	1,376	—	—	1,376
Mandatorily redeemable preferred dividends	—	—	—	(3,666)	—	(3,666)
Net income	—	—	—	129,156	—	129,156
Other comprehensive income -
Foreign currency translation adjustment	—	—	—	—	(11,599)	(11,599)

Total comprehensive income						117,557
Balances at December 31, 2008	713	$1	$72,675	$125,490	$(11,599)	$186,567

The accompanying notes are an integral part of these consolidated financial statements.

Price Gregory Services Incorporated
Consolidated Statement of Cash Flows

(In thousands)

Eleven months
ended
December 31,
2008
Cash flows from operating activities:
Net income	$129,156
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	28,038
Deferred taxes	8,717
Stock compensation expense	1,376
Loss on sale of property and equipment	276
Minority interest in net income of subsidiaries	188
Accretion of debt fair market value adjustment	(362)
Changes in operating assets and liabilities
Accounts receivable	(47,976)
Costs and estimated earnings in excess of billings on uncompleted construction contracts	2,574
Deferred construction costs	(4,816)
Inventories	(57)
Prepaid expenses and other	(4,756)
Accounts payable	9,673
Accrued liabilities	14,622
Current taxes payable	9,964
Billings in excess of costs and estimated earnings on uncompleted construction contracts	39,410
Long-term casualty insurance reserve	(489)
Other assets	(43)

Net cash provided by operating activities	185,495

Cash flows from investing activities:
Proceeds from sale of available-for-sale securities	94
Purchases of property and equipment	(20,637)
Proceeds from sale of property and equipment	1,588
Cash paid for business combination, net of cash received	(151,862)

Net cash used in investing activities	(170,817)

Cash flows from financing activities:
Proceeds from revolving credit facility	77,150
Repayments of revolving credit facility	(77,150)
Proceeds from long-term debt, net of issuance cost	98,354
Repayments of long-term debt	(28,703)
Payments on capital lease obligations	(2,667)
Borrowings on short-term debt	5,253
Repayments of short-term debt	(30,356)
Contributions from shareholders	41,300

Net cash provided by financing activities	83,181

Effect of foreign currency exchange rate change on cash	(1,835)
Net increase in cash and cash equivalents	96,024
Cash and cash equivalents:
Beginning of period	—

End of period	$96,024

The accompanying notes are an integral part of these consolidated financial statements.

Price Gregory Services Incorporated
Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies

Nature of Organization and Operating Cycle

Price Gregory Services Incorporated (the “Company” or “PGSI”) is a Delaware corporation which was incorporated on January 31, 2008. The Company is engaged in the construction and servicing of pipelines and related projects for the petroleum and natural gas industries. Work is performed primarily under fixed-unit price contracts and cost-reimbursable contracts with contract incentive provisions. The Company uses union labor on the majority of its contracts.

The length of the Company’s contracts varies but is typically between three to six months. In accordance with the normal practice in the construction industry, the Company includes asset and liability accounts relating to construction contracts in current assets and liabilities even when these amounts are realizable or payable over a period in excess of one year.

Basis of Presentation

The accompanying consolidated financial statements have been prepared on an accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the Company, its wholly owned subsidiaries and ownership interests in Price Ahtna J.V. and Price Ahtna LLC (the “Joint Ventures”). The Company’s wholly owned subsidiaries include Price Gregory International (“PGI”), Conam Construction Co. (“Conam”), and Price Gregory Construction (“PGC”), all U.S. companies, H.C. Price Canada Company, a Nova Scotia unlimited liability company and O.J. Pipelines Canada Corporation (“OJ”), a corporation organized under the laws of New Brunswick, Canada (the “Subsidiaries”). All significant intercompany accounts and transactions have been eliminated.

The Company has a 49% interest in Price Ahtna, J.V., and a 65% interest in Price Ahtna, LLC. Conam has a 49% interest in Tikigaq Conam, LLC. The Company’s total ownership from its investment exceeds fifty percent of the earnings derived from the businesses as a result of equipment services and sponsorship fees. As a result, the Company is considered to have the ability to direct policies and management of these entities, and accordingly, the balance sheets and the related statements of operations, changes in shareholders’ equity and cash flows of the joint venture and partnerships are included in the consolidated financial statements. The earnings and equity attributable to other parties to the joint venture and partnerships are reflected in the minority interest captions.

Revenue Recognition

Revenues from construction contracts are recognized on a percentage-of-completion method, measured by the percentage of contract costs incurred to date to the total estimated costs for each contract, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Revenues from service and maintenance contracts are recognized when earned, as expenditures are incurred.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as payroll taxes and insurance. General and administrative costs are charged to expense as incurred. Total estimated costs, and thus contract income, are impacted by changes in productivity, scheduling, unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, customer needs, customer delays in providing permits and approvals, labor availability, governmental regulation and politics may affect the progress of a project’s completion and thus the timing of revenue recognition. Such changes may result in revisions to cost and income and are recognized in the period in which the revisions are

Price Gregory Services Incorporated
Notes to Consolidated Financial Statements

determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. An amount equal to contract costs attributable to claims is included in contract revenue when realization is probable and the amount can be reliably estimated.

Revenues recognized in excess of amounts billed are recorded as a current asset under the caption “costs and estimated earnings in excess of billings on uncompleted contracts.” Billings in excess of revenues recognized are recorded as a current liability under the caption “billings in excess of costs and estimated earnings on uncompleted contracts.”

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include all time deposits, certificates of deposit, and all highly liquid investments with original maturity dates of three months or less.

Account Receivables

Contract receivables from performing construction are based on contracted prices. Contract receivables are recorded when invoices can be issued under the terms of the contract and are presented in the balance sheet net of the allowance for doubtful accounts. Contract receivables are written off when they are determined to be uncollectible. The allowance for doubtful accounts is estimated based on the Company’s historical losses, the existing economic conditions in the construction industry, and the financial stability of its customers. The Company believes no allowance for doubtful accounts is necessary at December 31, 2008.

Inventories

Inventories of supplies and spare parts are recorded at the lower of cost, determined using average costs, and net realizable value. No excess or obsolescence allowances existed at December 31, 2008.

Property and Equipment

Property and equipment are recorded at cost. Property and equipment under capital leases are stated at the present value of minimum lease payments. Improvements or betterments that extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains or losses resulting from property and equipment disposals are recorded in other income.

Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, net of salvage value. The estimated useful life of new construction machinery and equipment ranges from 3 to 25 years, while the estimated useful life of office furniture and equipment is 3 to 5 years.

The Company reviews its property for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There was no triggering event during 2008 and therefore, no impairment was recorded in 2008.

Goodwill and Other Intangibles

Goodwill is reviewed for impairment annually or whenever events indicate impairment may have occurred. Identifiable intangibles are amortized over the assets’ estimated useful lives.

Price Gregory Services Incorporated
Notes to Consolidated Financial Statements

Foreign Currency Translation

The local currency of the Company’s Canadian subsidiaries is considered to be the functional currency. Assets and liabilities of these foreign subsidiaries are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rate prevailing throughout the period. The effects of unrealized exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as the cumulative translation adjustment included in accumulated other comprehensive income in shareholders’ equity. Realized gains and losses on foreign currency transactions, if any, are included in operating results for the period.

Comprehensive Income

Comprehensive income has been disclosed on the consolidated statement of shareholders’ equity. The accumulated other comprehensive loss balances as of December 31, 2008 represent the cumulative translation adjustments.

Income Taxes

We use the liability method of accounting for income taxes. Under this method, we record deferred income taxes based on temporary differences between the financial reporting and tax bases of assets and liabilities and use enacted tax rates and laws that we expect will be in effect when we recover those assets or settle those liabilities, as the case may be, to measure those taxes. We record a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. There was no valuation allowance recorded as of December 31, 2008.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined consolidated financial statements and accompanying notes. The use of estimated costs to complete each contract under the percentage-of-completion method, as discussed in Revenue Recognition above, is a significant variable in the process of determining income earned and is a significant factor in the accounting for contracts. Additional significant items subject to such estimates and assumptions include the useful lives of fixed assets, allowances for doubtful accounts, employee benefit obligations, warranties, environmental liabilities, and other contingencies. Actual results could differ from these estimates.

Fair Value of Financial Instruments

Our financial instruments include cash, receivables, payables and debt. At December 31, 2008, the estimated fair value of such financial instruments, except for debt, approximated their carrying value as reflected in our consolidated balance sheets. As a result of the current credit environment, we believe that the fair value of our floating rate and fixed rate long-term debt does not approximate its carrying value as of December 31, 2008. A summary of the fair value and carrying value of our long-term debt as of December 31, 2008 is shown in the table below:

	As of December 31, 2008
	Carrying	Fair
	Amount	Value

Fixed rate long-term debt	$47,472	$47,816
Floating rate long-term debt	90,000	86,733

Total long-term debt	$137,472	$134,549

Price Gregory Services Incorporated
Notes to Consolidated Financial Statements

2.	Business Acquisitions

On January 31, 2008, Price Gregory Services Incorporated was formed, capitalized through contributions from the management team and a private investor, SCF-VI, LP. On the same date, PGSI then borrowed money under the credit agreement (Note 8) and acquired the outstanding capital stock of H.C. Price Co. and Gregory & Cook Construction, Inc.

As a result, all shares of HC Price and Gregory & Cook Construction were replaced with shares of PGSI. The total purchase price of HCP and GCC was $271.6 million paid with a combination of cash, equity and debt (in thousands):

Cash	$161,622
Issuance of mandatorily redeemable preferred debt	79,999
Issuance of common stock	30,000

$271,621

Purchase price allocation to assets and liabilities at fair value is as follows (in thousands):

Cash	$9,760
Current assets	126,981
Property and equipment	123,976
Intangible and other assets	49,966
Goodwill	144,745
Current liabilities, excluding debt	(75,096)
Debt	(52,943)
Other liabilities	(6,132)
Deferred taxes	(49,636)

Total purchase price allocated	$271,621

The amount of goodwill of $144.7 million resulting from the merger is considered to have an indefinite life and will not be amortized. Instead, goodwill will be reviewed annually for impairment or more frequently if indications of impairment exist.

The amount of finite life intangible assets (Note 6) includes $34.1 million and $15.7 million associated with trade names and contractual customer relationships, respectively. The intangible asset for trade names will be amortized on a straight line basis over thirty years. The intangible asset for contractual relationships will be amortized through 2010 based on the present value of expected income from these assets.

3.	Accounts Receivable

Accounts receivable at December 31, 2008 consist of the following (in thousands):

2008

Contract receivables	$66,145
Retainage	63,722
Other	3,033

$132,900

Price Gregory Services Incorporated
Notes to Consolidated Financial Statements

4.	Contracts in Progress

Costs and estimated earnings on uncompleted construction contracts at December 31, 2008 are as follows (in thousands):

2008

Costs incurred on uncompleted construction contracts	$1,384,281
Estimated earnings	358,497

1,742,778
Less: Billings to Date	1,774,763

$(31,985)

Included in the accompanying balance sheet under the following captions:
Costs and estimated earnings in excess of billings on uncompleted construction contracts	$22,168
Billings in excess of costs and estimated earnings on uncompleted construction contracts	(54,153)

$(31,985)

5.	Property and Equipment

Property and equipment at December 31, 2008 consist of the following (in thousands):

2008

Land	$2,133
Construction equipment	135,872
Trucks and autos	33,113
Buildings, improvements and hardware	6,057

177,175
Less: Accumulated depreciation	15,938

Net property and equipment	$161,237

6.	Goodwill and Other Intangibles

Statement of Financial Accounting Standard (“SFAS”) No. 141, Business Combinations, requires that all assets acquired, including goodwill and other intangible assets, should be stated on the financial statements at fair value and requires that all intangible assets be recognized as assets apart from goodwill if they meet one of two criteria: (1) the contractual-legal criterion or (2) the separability criterion. Goodwill represents the excess of consideration over the fair value of tangible and identifiable intangible net assets acquired. Goodwill reflected in our balance sheet is associated with the value of the assembled and trained workforce and market share which does not qualify as a recognizable intangible asset. Certain assumptions and estimates are used in determining the fair value of assets acquired and liabilities assumed.

Price Gregory Services Incorporated
Notes to Consolidated Financial Statements

We perform an impairment test of goodwill assets annually or more often if indications of potential impairment exist. Our goodwill impairment test involves a comparison of the fair value of our company with the carrying value. The fair value is determined using the expected present value of future cash flows and a market approach. Certain estimates and judgments are required in the application of the fair value models. If the carrying amount of the Company exceeds the implied fair value of the Company, we would recognize a goodwill impairment loss. In the fourth quarter of 2008, we performed our annual impairment analysis in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, and determined that no impairment had occurred. If for any reason the fair value of our goodwill or that of our reporting units declines below the carrying value in the future, we may incur charges for the impairment.

Intangible assets consisted of the following at December 31, 2008 (in thousands):

	Gross	Accumulated
	Amount	Amortization	Balance

Deferred debt issuance costs (5 year life)	$1,646	$(297)	$1,349
Trade names (30 year life)	34,105	(1,081)	33,024
Contractual customer relationships (3 year life)	15,740	(10,074)	5,666
Non-compete agreements (5 year life)	65	(12)	53

Intangible assets	$51,556	$(11,464)	$40,092

Amortization expense for eleven months ended December 31, 2008 is equal to the accumulated amortization in the table above. The weighted average amortization period for the identifiable intangibles is 21.1 years. The intangible asset for Contractual customer relationships acquired in connection with the merger are being amortized upon the expected cash flows over a three year period. This methodology will result in a substantial amount of the amortization occurring in the first year.

Estimated future intangible and deferred debt issuance cost amortization expense is as follows (in thousands):

2009	$5,458
2010	3,255
2011	1,523
2012	1,523
2013	1,335
Thereafter	26,998

$40,092

Price Gregory Services Incorporated
Notes to Consolidated Financial Statements

7.	Accrued Liabilities

Accrued liabilities at December 31, 2008 consist of the following (in thousands):

Payroll related liabilities	$9,383
Bonuses/Benefit plan	6,983
State sales and withholding taxes	6,081
Insurance premiums	4,202
Current deferred taxes	4,289
Short-term casualty insurance reserve	4,170
Other	3,659

.	$38,767

8.	Long-Term Debt

Long-term debt at December 31, 2008 consists of the following (in thousands):

Note payable to a financial services corporation in monthly payments of $110,000 including interest at 6.09%, maturing in August 2010, collateralized by equipment	$2,097
Note payable to a financial services corporation in monthly payments of $247,000 including interest at 5.95%, maturing in March 2011, collateralized by equipment	6,232
Note payable to a financial services corporation in monthly payments of $586,000 including interest at 4.22%-4.35%, maturing in May 2013, with a balloon of $7,171,000 due June 2013, collateralized by equipment	34,237
Note payable to a financial services corporation in monthly payments of $214,000 including interest at 4.21%, maturing in December 2010, collateralized by equipment	4,906
Term loan with financial institutions within our credit facility, payable in quarterly principal installments of $2,500,000 and a balloon of $50 million payable on December 31, 2012 and bearing interest at prime or at LIBOR plus 1.75%	90,000

137,472
Less: Current maturities	(21,981)

Long-term debt at December 31, 2008	$115,491

On January 31, 2008, we entered into a five-year $225 million credit agreement, which consists of a $125 million revolving credit facility and a $100 million term loan with certain financial institutions. We have no borrowings and had outstanding letters of credit of $19,711,000 under the revolving credit facility as of December 31, 2008.

The credit agreement contains covenants restricting among other things, PGSI’s ability to make distributions, enter into mergers, acquisitions or other investments or to sell assets other than in the ordinary course of business, and restricts the ability to incur indebtedness, liens or changes in the business as well as affiliate transactions. It also requires us to maintain compliance with specified financial covenants, including (a) maintaining a minimum fixed-charge coverage ratio of 1.1 and 1.0, and (b) maintaining a maximum leverage ratio of 3.0 to 1.0 through December 30, 2009 and then a maximum leverage ratio of 2.75 to 1.0 as of December 30, 2009 and for all periods

Price Gregory Services Incorporated
Notes to Consolidated Financial Statements

thereafter. Both ratios are calculated on a rolling 4-quarters basis. The credit agreement also provides that specified change of control events would constitute an event of default. We are in compliance with our financial debt covenants as of December 31, 2008.

Additionally, any “material adverse effect” on the Company could restrict our ability to borrow under the credit agreement. A material adverse effect is defined as a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company to pay the obligations or the ability of the Company or any guarantor to perform its respective obligations under their credit agreement or any of their other loan documents, or (c) the validity or enforceability of the credit agreement or any of their other loan documents, or the rights or remedies of each lender.

Contractual maturities of long-term debt (excluding interest) at December 31, 2008 are as follows (in thousands):

2009	$21,981
2010	22,285
2011	16,892
2012	16,428
2013	59,886
Thereafter	—

$137,472

9.	Mandatorily Redeemable Preferred

On January 31, 2008, in conjunction with the merger, PGSI issued 266,662 shares of Series A convertible preferred stock to the shareholders of PGC and PGI. These preferred shares earn dividends on an annual basis equivalent to 5% for the first year, 7% for the second year, 8% for the third year and 9% thereafter. The dividend is payable-in-kind or payable in cash at the end of each year at the discretion of the Board of Directors. The preferred stock has a stipulated value of $300 per share and is to be mandatorily redeemed on January 31, 2014. Because of the contingent conversion feature available to the shareholders, this preferred stock is reflected in the mezzanine section between liabilities and equity. The preferred stock has voting rights like common stock. For the year ended December 31, 2008 the Company declared dividends on their mandatorily redeemable preferred stock of approximately $3,666,000.

10.	Leases

A summary of future minimum lease payments under operating leases at December 31, 2008 is as follows (in thousands):

2009	$7,388
2010	3,858
2011	994
2012	805
2013	433
Thereafter	845

$14,323

Price Gregory Services Incorporated
Notes to Consolidated Financial Statements

The Company conducts its operations in leased facilities and also leases storage space and construction equipment. Rental expense under operating leases inclusive of month to month equipment rentals was approximately $112,613,000 for the eleven month period ended December 31, 2008.

11.	Income Taxes

The Company’s subsidiaries operated under Subchapter S of the federal income tax code until January 31, 2008, and substantially all income and expense was passed through directly to the owners with no tax effect to the subsidiaries. Subsequent to January 31, 2008, the Company and its subsidiaries are taxed as C corporations and accordingly the Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Income taxes are recognized using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax effects of temporary differences between amounts reported for federal, state and foreign income taxes and the respective amounts reported in the Company’s financial statements. The Company reduces deferred tax assets by a valuation allowance when it is more likely than not that a portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are measured using tax rates expected to be in effect when the temporary difference is settled. Deferred tax assets or liabilities have been recognized for differences in income tax reporting and financial reporting that arose prior to February 1, 2008. The provision for income taxes consists of the following current and deferred components based on pre-tax income adjusted for permanent and temporary differences:

The components of income tax expense (benefit) are as follows (in thousands):

Current income tax expense:
U.S.	$59,051
State	8,855
Canada	9,964

Total	77,870
Deferred income tax expense (benefit):
U.S.	8,183
State	1,107
Canada	(573)

Total	8,717

Total income tax expense	$86,587

A reconciliation of the federal statutory income tax rate to the Company’s effective tax rate is as follows:

Federal statutory income tax rate	35.0%
Non-deductible expenses	0.5%
State income taxes, net of federal benefit	4.6%

Total	40.1%

Price Gregory Services Incorporated
Notes to Consolidated Financial Statements

	Gross	Accumulated
	Current	Noncurrent	Total

Deferred tax assets
Self insurance reserves	$3,700	$—	$3,700
Expected future foreign tax credits	—	8,403	8,403

Total deferred tax assets	3,700	8,403	12,103

Deferred tax liabilities
Depreciation	—	(51,358)	(51,358)
Deferred construction cost	(4,289)	—	(4,289)
Stock compensation	—	(962)	(962)
Amortization of intangibles	—	(15,323)	(15,323)

Total deferred tax liabilities	(4,289)	(67,643)	(71,932)

Total	$(589)	$(59,240)	$(59,829)

The Company operates in Canada under a branch format; therefore, its profits within that branch are subject to both Canadian and U.S. tax. Currently, the Company anticipates its ability to utilize foreign tax credits is not limited. Management will continue to evaluate whether it is more likely than not to realize the utilization of those credits.

The Company has elected to defer the provisions of Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”), Accounting for Income Taxes, under the provisions of FIN 48-3. The Company uses a SFAS 5, Loss Contingencies, approach for evaluating uncertain tax positions. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. Currently, the Company does not anticipate the adoption of FIN 48 will have a material impact to its financial statements.

12.	Commitments and Contingencies

The Company participates in certain deductible insurance programs. In the opinion of management, the Company has adequately accrued for all liabilities arising from these agreements.

The Company and its subsidiaries are subject to other legal proceedings that arise in the ordinary course of their business. Also, certain post-contract completion audits and reviews are periodically conducted by customers and/or government entities. In the opinion of management, the aggregate liability, if any, with respect to these other actions will not materially adversely affect the financial position, results of operations or cash flows of the Company. The Company has the usual liability of contractors for the completion of contracts and the warranty of its work. In addition, the Company acts as prime contractor on a majority of the projects it undertakes and is typically responsible for the performance of the construction portion of the project, including subcontract work. Management is not aware of any material exposure related thereto which has not been provided for in the accompanying consolidated financial statements.

13.	Employee Benefit Plan

The Company has defined contribution plans for all eligible employees.

PGI has a U.S. savings plan in the form of a qualified defined contribution plan (the “PGI Plan”) for all eligible full-time U.S. employees of PGI. The PGI Plan provides for company contributions at the discretion of the board of directors subject to limits set forth by the Internal Revenue Code

Price Gregory Services Incorporated
Notes to Consolidated Financial Statements

(IRC). No participant contributions to the PGI Plan are allowed other than direct rollovers from another qualified retirement plan. Vesting in the Company’s contributions is based on years of vesting service. A PGI Plan participant is 100 percent vested after four years of credited service. Full and immediate vesting will also occur upon attainment of normal retirement age, death or disability. Participants who leave the Company before they are fully vested in the Company’s contributions forfeit their nonvested portion. Contributions of $2,883,000 were made to the plan in the eleven month period ended December 31, 2008.

PGI’s subsidiary, OJ, has a defined benefit plan (the “OJ Plan”) for eligible employees of OJ. The OJ Plan provides for annual company contributions in an amount no less than 6%, 7% or 8% (based on job level) and no more than 10%. The plan also allows employee contributions. All contributions are immediately vested. Cash contributions to the plan were $143,000 in the eleven month period ended December 31, 2008.

PGC has a qualified defined contribution plan (the “PGC Plan”) for all eligible employees and, at the discretion of the board of directors, makes annual contributions to the plan. Employees are not allowed to make contributions to the plan. Company contributions vest ratably on the first through fifth anniversary dates of each participant’s employment, with participants fully vested after five years of service. The Company made no contributions to the PGC Plan in the eleven months ended December 31, 2008.

14.	Stock-Based Compensation

Stock-based compensation expense for the eleven months ended December 31, 2008 included (in thousands):

Restricted stock	$831
Stock options	545

Total stock-based compensation expense	$1,376

On January 31, 2008, the Price Gregory Services Incorporated 2008 Stock Incentive Plan (the “2008 Plan”) was adopted by the Board of Directors and provides for the granting of stock-based awards in the form of options, restricted stock and phantom stock to employees and directors. Under the 2008 Plan, the maximum number of shares of common stock that may be issued is 80,000 shares.

Stock Options

Under the 2008 Plan, stock options may be granted by the Board at an exercise price, option period and vesting terms as determined by the Board but exercise price cannot be below the fair market value of a share of common stock on the date of the grant.

Using the Black-Scholes option valuation model, the weighted average fair value at date of grant for options granted during the eleven months ended December 31, 2008 was $46.94. The following weighted average assumptions were used:

Expected life in years	5
Risk-free interest rate	1.50% - 3.30%
Volatility	40.59% - 42.32%
Dividend yield	0.0%

Price Gregory Services Incorporated
Notes to Consolidated Financial Statements

The following table presents stock option activity for the eleven months ended December 31, 2008:

		Weighted	Weighted	Aggregate
	Stock	Average	Average	Intrinsic
	Options	Price	Years	Value
				(in 000’s)

Options issued at merger	19,250	$100.00
Granted	4,700	271.28
Exercised/cancelled	—	—

Options outstanding, December 31, 2008	23,950	$133.61	4.2	$3,200

Options exercisable, December 31, 2008	4,700	$271.28	4.6	$1,275

As of December 31, 2008, $580,000 of unrecognized compensation expense related to nonvested options is expected to be recognized over the weighted average period of 4.1 years.

Restricted Stock

For grants of restricted stock, compensation expense is recognized over the vesting period equal to the fair value of common stock at the date of grant. Outstanding restricted stock grants vest 25% or 33-1/3% on each of the anniversaries of the grant date.

The following table presents restricted stock activity during the eleven months ended December 31, 2008.

		Weighted
		Average Grant-
		Date Fair Value
	Shares	per Share

Restricted stock granted at merger	36,000	$100.00
Granted	200	230.00
Vested	—

Nonvested restricted stock	36,200	$100.72

As of December 31, 2008, $2.8 million of unrecognized compensation expense related to nonvested restricted stock is expected to be recognized over the weighted average period of 3.1 years.

15.	Related Party Transactions

Reflected in Accounts Receivable at December 31, 2008, is $2.1 million due from the former shareholders of Gregory & Cook Construction, Inc. for state taxes paid in their behalf. The amount of $1.8 million has been collected subsequent to year end.

The Company rents heavy construction equipment and shares office space from a company controlled by a family member of some of the Company’s shareholders. Related party equipment rental expense for the eleven months ended December 31, 2008 was $1,146,000. In addition, the Company also has an agreement to share common rental and other office-related expenses with the same party pro rata based on usage by the two parties. The Company charged the related party $30,000 for these expenses for the eleven months ended December 31, 2008. The Company has related party payable of $100,000 at December 31, 2008.

Price Gregory Services Incorporated
Notes to Consolidated Financial Statements

16.	Concentrated Market and Credit Risks

Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less. The Company places its cash and cash equivalents and temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of FDIC insurance limits.

Accounts receivable at any given time are primarily concentrated in a small number of customer accounts. The Company grants credit, generally without collateral, to its customers. Management believes that its contract acceptance, billing, and collection policies are adequate to minimize potential credit risk. To enforce collection of potential past-due balances, the Company can resort to mechanics’ and materialmens’ liens.

The Company’s customers are primarily engaged in oil and natural gas production and transportation industries in Canada and the United States. The financial well being of these companies is affected by the price of these commodities. A concentrated number of the Company’s customers generate more than 10% of contract revenues each year. Three customers exceeded 10% of contract revenues and in aggregate had $900.4 million in revenues for the eleven months ended December 31, 2008. At December 31, 2008, three customers had balances greater than 10% of contracts receivable, comprising 33%, 16% and 12% of total contract receivables, respectively. There were no foreign customers who exceeded 10% of contract revenues or contracts receivable for the eleven months ended December 31, 2008.

17.	Supplemental Cash Flow Information for the eleven-month period ended December 31 (in thousands):

2008

Cash paid for interest	$7,266
Cash paid for taxes	70,553

Noncash transactions
Property and equipment acquired under long-term debt	$41,826
Issuance of common stock for businesses acquired	30,000
Issuance of mandatorily redeemable preferred for businesses acquired	79,999
Dividend on mandatorily redeemable preferred	3,666